Exhibit 99.2

GOODRICH PETROLEUM CORPORATION

Introduction to the Unaudited Pro Forma Financial Statements

The following unaudited pro forma financial information is presented to illustrate the effect of Goodrich Petroleum Corporation’s (the “Company”) September 18, 2012 sale of non-core properties in the East Texas operating area on its historical financial position and operating results. The unaudited pro forma balance sheet as of June 30, 2012 is based on the historical statements of the Company as of June 30, 2012 after giving effect to the transaction as if it had occurred on June 30, 2012. The unaudited pro forma statements of operations for the six months ended June 30, 2012 and the fiscal year ended December 31, 2011 are based on the historical financial statements of the Company for such periods after giving effect to the transaction as if it had occurred on January 1, 2011. The unaudited pro forma financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes contained in the Company’s 2011 Annual Report on Form 10-K, filed on February 24, 2012, and Form 10-Q for the quarter ended June 30, 2012, filed on August 7, 2012.

The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not represent what the actual results of operations or the financial position of the Company would have been had the transactions occurred on the respective dates assumed, nor is it indicative of the Company’s future operating results or financial position. The pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflect estimates and assumptions that the Company’s management believes to be reasonable.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2012

(In Thousands)

	As Reported	Adjustments		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$1,955	$94,535	(1)	$96,490
Fair value of oil and natural gas derivatives	40,070	—		40,070
Other current assets	30,108	(2,269	)(2)	27,839

Total current assets	72,133	92,266		164,399

Property and equipment
Total property and equipment	1,684,157	(157,102	)(3)	1,527,055
Less: Accumulated depletion, depreciation and amortization	(896,351)	106,486	(4)	(789,865)

Net property and equipment	787,806	(50,616)		737,190
Other assets:
Fair value of oil and natural gas derivatives	1,302	—		1,302
Other assets	31,617	—		31,617

Total other assets	32,919	—		32,919

TOTAL ASSETS	$892,858	$41,650		$934,508

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$112,323	$(1,511	)(5)	$110,812
Long-term debt	626,510	—		626,510
Accrued abandonment cost	17,320	(1,936	)(6)	15,384
Fair value of oil and natural gas derivatives	6,059	—		6,059
Other liabilities	7,213	—		7,213

TOTAL LIABILITIES	769,425	(3,447)		765,978

STOCKHOLDERS’ EQUITY:
Preferred stock: Series B convertible preferred stock, $1.00	2,250	—		2,250
Common stock: $0.20 par value	7,278	—		7,278
Treasury stock	(8)	—		(8)
Additional paid in capital	644,795	—		644,795
Accumulated deficit	(530,882)	45,097	(7)	(485,785)

Total stockholders’ equity	123,433	45,097		168,530

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$892,858	$41,650		$934,508

Notes:

(1)	To adjust cash for the estimated receipt of net proceeds from the sale of oil and gas properties.
(2)	To eliminate accrued revenue receivable and capital cash calls.
(3)	To eliminate historical cost of assets sold.
(4)	To eliminate accumulated depletion, depreciation and amortization of assets sold.
(5)	To eliminate accrual for operating expenses and revenue suspense related to assets sold.
(6)	To eliminate non-current portion of asset retirement obligation related to assets sold.
(7)	Includes approximately $43 million gain from the sale of oil and gas properties.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2012

(In Thousands, Except Per Share Amounts)

	As Reported	Adjustments		As Adjusted
TOTAL REVENUES	$86,654	$(15,618	)(1)	$71,036

OPERATING EXPENSES:
Lease operating expense	15,049	(1,495	)(1)	13,554
Production and other taxes	4,080	(807	)(1)	3,273
Transportation and processing	7,650	(1,856	)(1)	5,794
Depreciation, depletion and amortization	66,840	(4,264	)(2)	62,576
Exploration	4,232	—		4,232
Impairment	2,662	—		2,662
General and administrative	14,611	—		14,611
Other	(72)	—		(72)

	115,052	(8,422)		106,630

Operating loss	(28,398)	(7,196)		(35,594)

OTHER INCOME (EXPENSE):
Interest expense	(26,002)	—		(26,002)
Interest income and other	1	—		1
Gain on derivatives not designated as hedges	33,468	—		33,468

	7,467	—		7,467

Loss before income taxes	(20,931)	(7,196)		(28,127)
Income tax benefit	—	2,519	(3)	2,519

Net loss	$(20,931)	$(4,677)		$(25,608)
Preferred stock dividends	3,024	—		3,024

Loss applicable to common stock	$(23,955)	$(4,677)		$(28,632)

PER COMMON SHARE
Net loss applicable to common stock — basic	$(0.66)			$(0.79)
Net loss applicable to common stock — diluted	$(0.66)			$(0.79)
Weighted average common shares outstanding — basic	36,352			36,352
Weighted average common shares outstanding — diluted	36,352			36,352

Notes

(1)	To eliminate the revenues and direct operating expense for assets sold.
(2)	To adjust historical depletion expense associated with oil and gas properties as if the sale of assets had occurred on January 1, 2011.
(3)	To adjust income tax benefit at the federal statutory rate of 35%.

GOODRICH PETROLEUM CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For Year Ended December 31, 2011

(In Thousands, Except Per Share Amounts)

	As Reported	Adjustments		As Adjusted
TOTAL REVENUES	$201,069	$(28,955	)(1)	$172,114

OPERATING EXPENSES:
Lease operating expense	21,490	(2,377	)(1)	19,113
Production and other taxes	5,450	(1,087	)(1)	4,363
Transportation	12,974	(1,498	)(1)	11,476
Depreciation, depletion and amortization	131,811	(7,222	)(2)	124,589
Exploration	8,289	(6	)(1)	8,283
Impairment of oil and gas properties	8,111	—		8,111
General and administrative	29,799	—		29,799
Gain on sale of assets	(236)	—		(236)
Other	448	—		448

	218,136	(12,190)		205,946

Operating loss	(17,067)	(16,765)		(33,832)

OTHER INCOME (EXPENSE):
Interest expense	(49,351)	—		(49,351)
Interest income	59	—		59
Gain on derivatives not designated as hedges	34,539	—		34,539
Gain on extinguishment of debt	62	—		62

	(14,691)	—		(14,691)

Loss before income taxes	(31,758)	(16,765)		(48,523)
Income tax benefit	—	5,868	(3)	5,868

Net loss	$(31,758)	$(10,897)		$(42,655)

Preferred stock dividends	6,047	—		6,047

Net loss applicable to common stock	$(37,805)	$(10,897)		$(48,702)

PER COMMON SHARE
Net loss applicable to common stock — basic	$(1.05)			$(1.35)
Net loss applicable to common stock — diluted	$(1.05)			$(1.35)
Weighted average common shares outstanding — basic	36,124			36,124
Weighted average common shares outstanding — diluted	36,124			36,124

Notes

(1)	To eliminate the revenues and direct operating expense for assets sold.
(2)	To adjust historical depletion expense associated with oil and gas properties as if the sale of assets had occurred on January 1, 2011.
(3)	To eliminate income tax expense at the federal statutory rate of 35%.